Exhibit 4.3

Exclusive Business Cooperation Agreement

(English Translation)

This Exclusive Business Cooperation Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties on February 14, 2023 in Beijing, China.

Party A: TuanYuan Internet Technology (Beijing) Co., Ltd.

Add.: 926, 9F, 21 Yangfangdian Road, Haidian District, Beijing

Party B: TuanChe Internet Information Service (Beijing) Co., Ltd.

Add.: 922, 9F, 21 Yangfangdian Road, Haidian District, Beijing

Party A and Party B are hereinafter each referred to as a “Party” and collectively referred to as both “Parties”.

Whereas:

1.Party A is a solely foreign-owned enterprise registered in the People’s Republic of China (hereinafter referred to as “China”) with necessary resources for the provision of technical services and business consultation services;

2.Party B is a domestic-funded company registered in China, and is approved by relevant Chinese government authority to engage in the information services business (internet information services only) in the second category of value-added telecom services, which shall exclude news, publication, education, medical, health care, drugs and medical devices, electronic bulletin services (the valid period of such telecommunication and information service business license is till to September 12, 2023); performance agency; engagement in Internet cultural activities; production of broadcasting and TV programs; Internet information service; technology development, service, transfer and consultation; computer technology training; enterprise management consulting; economic and trade consultation; advertisement design, manufacture and release and advertising agency service; organization of culture and art exchange activities (excluding commercial performances); organization of exhibitions and shows; and sales of auto parts, mechanical equipment, electronic products, instrumentation, computer, software and auxiliary equipment, household appliances, hardware and electrical equipment, handicrafts, and automotive;

3.Party A agrees to, by making use of its advantages in human resource, technology and information, provide Party B with exclusive technical services and consultation and other services in relation to technology development, promotion and transfer and advertisement design and manufacture during the term hereof, and Party B agrees to accept such exclusive services provided in accordance with the provisions hereof by

Party A or any party designated by Party A.

In view of the above, both Parties hereby enter into the following agreement through negotiation:

1.Provision of Services by Party A

1.1

In accordance with the terms and conditions provided for herein, Party B hereby entrusts Party A with the provision as Party B’s exclusive service provider during the term hereof of comprehensive business support, technical services and consulting services, including all services determined by Party A from time to time within Party B’s scope of business, including without limitation: technical services, network support, business consulting, intellectual property licensing, lease of equipment or offices, market consulting, system integration, product research and development, and system maintenance.

1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, unless with prior written consent of Party A, during the term hereof, with respect to the matters provided for herein, Party B may neither accept any consultation and/or service provided by any third party, nor cooperate with any third party. Party A may designate other parties (such designated parties may execute certain agreements specified in Article 1.3 hereof with Party B) to provide Party B with the consultation and/or services hereunder.

1.3	Means of service provision

1.3.1

Both Parties agree that during the term hereof they may, directly or through their respective affiliates, execute other technical service agreements and consulting service agreements to provide for the specific content and charging standards of specific technical services and consulting services and the specific service mode and service staff.

1.3.2

In order to perform this Agreement, both Parties agree that during the term hereof they may, directly or through their respective affiliates, execute intellectual property (including but not limited to: software, trademark, patent, and technical secrets) licensing agreements, which shall permit Party B to use based on its business needs relevant intellectual properties of Party A at any time.

1.3.3	In order to perform this Agreement, both Parties agree that during the term hereof they may, directly or through their respective affiliates,

execute equipment or plant lease agreements, which shall permit Party B to use based on its business needs relevant equipment or plants of Party A at any time.

2.Calculation and Terms of Payment of Service Fee

Both Parties agree that Party A will issue bills to Party B on a quarterly basis according to the amount and commercial value of the technical services provided by it for Party B and the price agreed to by both Parties, and Party B shall pay corresponding consulting service fees to Party A in accordance with the date and amount specified in the bills. Party A may adjust the charging standards of consulting service fees at any time according to the amount and content of consulting services provided by it for Party B.

Within fifteen (15) working days as of the end of each financial year, Party B shall provide Party A with the financial statements of such year and all business records, business contracts and financial information required for the issuance thereof. Where Party A has any doubt about the financial information provided by Party B, it may entrust an independent account with good reputation to audit relevant information, for which Party B shall render cooperation.

3.Intellectual Property Rights and Confidentiality

3.1

Party A enjoys exclusive and ownership rights and interests to all rights, title, interests and intellectual property rights generated or created in order to perform this Agreement, including but not limited to copyrights, patents, patent applications, trademarks, software, technical secrets, trade secrets, and others, no matter whether they are developed by Party A or Party B.

3.2

Both Parties acknowledge that any oral or written information exchanged in respect hereof shall be confidential information. Each Party shall keep confidential all such information and, without the written consent of the other Party, may not disclose to any third party any relevant information, unless: (a) the public is or will be aware of such information (which is not caused by any disclosure by the receiving Party to the public); (b) such information shall be disclosed as required by applicable laws or the rules or provisions of any securities exchange; (c) either Party is required to disclose such information to its legal consultant or financial consultant with respect to any transaction provided for hereunder, and such legal consultant or financial consultant is also required to be bound by confidentiality obligation similar to that provided for in this clause. The disclosure of any confidential information by any staff or organization employed by either Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall bear legal liability for its violation hereof. This clause shall survive the termination hereof for whatever reason.

3.3	Both Parties agree that this clause shall remain in force no matter whether this Agreement is changed, revoked or terminated.

4.Representations and Warranties

4.1	Party A represents and warrants as follows:

4.1.1	Party A is a company legally registered and validly existing in accordance with the Chinese laws.

4.1.2

Party A’s execution and performance hereof is within its corporate capacity and scope of business; Party A has taken necessary corporate actions, been granted proper authorization, and obtained the consent and approval of third parties and government authorities, and is not in violation of laws or other restrictions which are binding upon or have impacts on Party A.

4.1.3	This Agreement constitutes a legal, valid and binding obligation of Party A, and such obligation is enforceable in accordance with the terms hereof.

4.2	Party B represents and warrants as follows:

4.2.1

Party B is a company legally registered and validly existing in accordance with Chinese laws, and is approved by relevant Chinese government authority to engage in the information services business (internet information services only) in the second category of value-added telecom services, which shall exclude news, publication, education, medical, health care, drugs and medical devices, electronic bulletin services; performance agency; engagement in Internet cultural activities; production of broadcasting and TV programs; Internet information service; technology development, service, transfer and consultation; computer technology training; enterprise management consulting; economic and trade consultation; advertisement design, manufacture and release and advertising agency service; organization of culture and art exchange activities (excluding commercial performances); organization of exhibitions and shows; and sales of auto parts, mechanical equipment, electronic products, instrumentation, computer, software and auxiliary equipment, household appliances, hardware and electrical equipment, handicrafts, and automotive;

4.2.2

Party B’s execution and performance hereof is within its corporate capacity and scope of business; Party B has taken necessary corporate actions, been granted proper authorization, and obtained the consent and approval of third parties and government authorities, and is not in violation of laws or other restrictions which are binding upon or have impacts on Party B.

4.2.3	This Agreement constitutes a legal, valid and binding obligation of Party B, and such obligation is enforceable in accordance with the terms hereof.

5.Effectiveness and Term

5.1

This Agreement is executed on and shall take effect as of the date first above written. Unless this Agreement is terminated as specified herein or decided by Party A in writing, this Agreement shall remain in force.

6.Termination

6.1

Within the term hereof, Party B may not terminate this Agreement prior to the date of expiry of the term hereof, provided that Party A may terminate this Agreement at any time by notifying Party B in writing 30 days in advance.

6.2	The rights and obligations of both Parties under Articles 3, 7 and 8 hereof shall survive the termination hereof.

7.Applicable Laws and Dispute Settlement

7.1	The execution, effectiveness, interpretation, performance, modification and termination hereof and the settlement of disputes hereunder shall be governed by Chinese laws.

7.2

Any dispute arising from the interpretation and performance hereof shall be settled by both Parties through bona fide negotiation. Where both Parties fail to reach any agreement within 30 days after either Party request for settlement of the dispute through negotiation, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing, and the language of arbitration shall be

Chinese. The arbitration award shall be final and binding upon both Parties.

7.3

Where any dispute arises from the interpretation and performance hereof, or during the period when any dispute is subject to arbitration, except for the matters under dispute, both Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

8.	Indemnification

Party B shall indemnify Party A and hold Party A harmless from any loss, damage, liability or cost incurred by any litigation, claim for compensation for other claims against Party A resulting or arising from the consultation and services provided by Party A at the request of Party B, unless such loss, damage, liability or cost is incurred as a result of Party A’s gross negligence or willful misconduct.

9.Notice

9.1

All notices and other communications to be sent as required or permitted hereunder shall be sent by personal delivery or postage prepaid registered mail, commercial courier service or fax to the address of the receiving Party. For each notice, a confirmation letter shall be sent via email. Such notice shall be deemed effectively delivered on:

9.1.1	the date of delivery or rejection at the designated receiving address, if sent by personal delivery, courier service or postage prepaid registered mail; or

9.1.2	the date of successful transmission (evidenced by an automatically generated message confirming the transmission), if sent by fax.

9.2	Either Party may change at any time its address for the receipt of notices by notifying the other Party in accordance with the terms of this clause.

10.Transfer

10.1	Without the prior written consent of Party A, Party B may not transfer any of its rights and obligations hereunder to any third party.

10.2	Party B agrees that Party A may transfer its rights and obligations hereunder to any third party by notifying Party B in writing in advance without the consent of Party B.

11.Severability

Where any provision(s) hereof is/are determined by any laws or regulations to be void, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or damaged in any respect. Both Parties shall endeavor through bona fide negotiation to replace such void, illegal or unenforceable provision(s) with valid provision(s) to the maximum extent permitted by laws and expected by both Parties, and the economic effects of such valid provision(s) shall be similar to that of such void, illegal or unenforceable provision(s).

12.Modification and Supplement

Any modification and supplement hereto shall be made in writing. Modification agreements and supplementary agreements executed by both Parties in relation to this Agreement shall be an integral part hereof, and shall have the same legal force and effect as this Agreement.

13.Language and Counterpart

This Agreement is written in Chinese in duplicate, with each Party holding one copy respectively, both of which shall have the same legal force and effect.

[The following is the signature page.]

In witness whereof, both Parties have caused their authorized representatives to execute this exclusive business cooperation agreement on the date first above written for mutual compliance.

Party A: TuanYuan Internet Technology (Beijing) Co., Ltd.

(Seal) Seal of TuanYuan Internet Technology (Beijing) Co., Ltd. Affixed

Signature:	/s/Wen Wei
Name:	Wen Wei
Title:	Legal representative

Party B: TuanChe Internet Information Service (Beijing) Co., Ltd.

(Seal) Seal of TuanChe Internet Information Service (Beijing) Co., Ltd. Affixed

Signature:	/s/Wen Wei
Name:	Wen Wei
Title:	Legal representative